SUPPLEMENT DATED JUNE 23, 2020
To the following variable annuity prospectuses:
Allianz Index Advantage®
Allianz Index Advantage ADV®
Allianz Index Advantage NF®
Allianz Index Advantage Income®
Allianz Index Advantage® New York
Dated May 1, 2020
ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life® Variable Account B
and
Allianz Life Insurance Company of New York and Allianz Life® of NY Variable Account C
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

For Allianz Index Advantage®, Allianz Index Advantage ADV®, Index Advantage NF®, and Index Advantage Income®:

We are making the Index Performance Strategy with 3-Year Term Index Options available to Contracts issued on or after May 19, 2020 in Virginia, and to Contracts issued on or after June 23, 2020 in Montana.
For Allianz Index Advantage®, Allianz Index Advantage ADV®, Index Advantage NF®, and Allianz Index Advantage® New York:

Summary - Purchasing a Contract: Key Features at a Glance table, Other Contract Fees and Expenses. The Variable Option operating expenses before fee waivers and expense reimbursements were incorrectly reported as 0.67% to 0.88% and are replaced with the correct figures of 0.64% to 0.72%.
Section 4, Variable Options. The maximum service fee we currently receive from any variable investment option in any variable annuity contract we offer was incorrectly reported as 0.35% and is replaced with the correct figure of 0.55%.
For Index Advantage Income®:

Summary - Purchasing a Contract: Key Features at a Glance table, Other Contract Fees and Expenses. The AZL Government Money Market Fund operating expenses before fee waivers and expense reimbursements was incorrectly reported as 0.88% and is replaced with the correct figure of 0.64%.
Section 4, AZL Government Money Market Fund. The maximum service fee we currently receive from any variable investment option in any variable annuity contract we offer was incorrectly reported as 0.35% and is replaced with the correct figure of 0.55%.

PRO-004-0520

SUPPLEMENT DATED JULY 21, 2020
To the following variable annuity prospectuses:
Allianz Index Advantage®
Allianz Index Advantage ADV®
Allianz Index Advantage NF®
Allianz Index Advantage Income®
Dated May 1, 2020
ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life® Variable Account B
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

We are making the Index Performance Strategy with 3-Year Term Index Options available to Contracts issued on or after July 21, 2020 in Pennsylvania.

PRO-005-0520

SUPPLEMENT DATED OCTOBER 27, 2020
To the following variable annuity prospectuses:
Allianz Index Advantage®
Allianz Index Advantage ADV®
Allianz Index Advantage NF®
Allianz Index Advantage Income®
Dated April 29, 2019

ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life Variable Account B
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

Effective November 23, 2020 we are making the 3-year Term Index Options available with the S&P 500® Index and Russell 2000® Index under the Index Performance Strategy if your Contract was issued on or after August 24, 2015 and has a Contact number starting with AV.

Please discuss with your Financial Professional whether these new Index Options are appropriate for your investment needs. If you would like to include these new Index Options in your Purchase Payment default instructions, or your Index Anniversary transfer instructions, you can do so by logging into your online account at allianzlife.com. You can also change these instructions by contacting your Financial Professional, or calling our Service Center at (800) 624-0197.

PRO-006-0520
(IXA-003, IXA-003ADV, IXA-003NF, IAI-003)